Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-224974) on Form S-8, Registration Statement (No. 333-232555) on Form S-3 and Registration Statement (No. 333-254441) on Form S-3ASR of Construction Partners, Inc. of our reports dated November 22, 2022, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Construction Partners, Inc. appearing in the Annual Report on Form 10-K of Construction Partners, Inc. for the year ended September 30, 2022.

/s/ RSM US LLP

Birmingham, Alabama
November 22, 2022